RealNetworks Names Bob Kimball as CEO

SEATTLE – (July 22, 2010) – RealNetworks, Inc. today announced that its board of directors has named Bob Kimball as President and Chief Executive Officer, effective immediately. Mr. Kimball has been serving as President and acting CEO since early January 2010, when the company’s chairman, founder and former CEO, Rob Glaser, resigned from the CEO post. Mr. Kimball is also a member of Real’s Board of Directors.

“Bob has done an outstanding job executing on his plan to transform RealNetworks into a more focused and profitable company,” said Eric Benhamou, Real’s lead independent director. “The Board conducted a thorough search for the best CEO candidate and interviewed a number of highly qualified people. Mr. Kimball’s thorough knowledge of RealNetworks, his extensive experience in our industry and strong support of the management team made him the clear choice.”

“I’m honored and grateful for the Board’s support,” said Mr. Kimball. “RealNetworks has a fantastic set of assets that are aligned with exploding growth trends in mobile broadband and connected devices. I am excited about building a new foundation for RealNetworks that takes advantage of our strength in providing digital media services across all networks to all connected devices.”

Mr. Kimball, 46, joined RealNetworks in 1999. Most recently, Mr. Kimball was the senior executive responsible for all legal matters, corporate development and government affairs. Prior to joining RealNetworks, Mr. Kimball held the position of Senior Attorney and Manager of Business Relations at IBM Global Services. Mr. Kimball holds a B.A. with distinction from the University of Michigan and a J.D. Magna Cum Laude from the University of Michigan Law School, where he was an editor of the Michigan Law Review.

“Bob Kimball is a talented executive and leader. Now that the board of RealNetworks has made its decision, Bob and the rest of the RealNetworks team can focus on working hard to make the company successful,” said Mr. Glaser.

ABOUT REALNETWORKS

RealNetworks®, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system and mobile phone. Real created the streaming media category in 1995 and continues to offer pioneering products and services, including: RealPlayer®, the first mainstream media player to enable downloading, recording, editing and sharing of digital video; GameHouse®, one of the largest casual games services on the Internet; and a variety of mobile entertainment services, such as ringback tones, music and video, offered through leading wireless carriers around the world. RealNetworks’ corporate information is located at http://investor.realnetworks.com.

For More Information:
Investors: Marj Charlier, RealNetworks, 206-892-6718 or mcharlier@real.com

Press: Bill Hankes, RealNetworks, 206-892-6614 or bhankes@real.com